EXHIBIT 99.1

NEWS RELEASE
For Release on November 2, 2010	Contact: Patrick J. Lawlor
4:00 PM (ET) (925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Reports Second Quarter FY 2011 Results

    San Ramon, CA – November 2, 2010 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $78,000 or $0.02 per fully diluted share for the quarter ended September 25, 2010.  This compares with a net profit of $373,000 or $0.08 per fully diluted share for the same period a year ago.  Net sales increased 3% to $4,749,000 in the second quarter of fiscal 2011 compared to $4,623,000 in the second quarter of fiscal 2010.   Gross margin of $1,910,000 decreased by $203,000 over the same quarter last year.  Gross margin as a percentage of net sales decreased by 5.5% to 40.2% in the second quarter of fiscal 2011 as compared to 45.7% in the second quarter of fiscal 2010 due to higher manufacturing start-up cost for the dual filter RFTF and lower margins on new switching business.  Operating expenses increased 20% or $352,000 in the second quarter of fiscal 2011 over fiscal 2010 primarily due to an increase of $201,000 in product development expenses.  The increase in product development expenses is due to lower customer funded projects.  Orders decreased 26% in the second quarter of fiscal 2011 to $3,610,000 from $4,850,000 for the second quarter of fiscal 2010.
Net profit for the six month period ended September 25, 2010 was $13,547,000 or $2.71 per fully diluted share.  This compares with a net profit of $706,000 or $0.15 per fully diluted share for the same period a year ago.  Net sales increased 4% to $9,450,000 in the first half of fiscal 2011 compared to $9,092,000 in the first half of fiscal 2010.  Gross margin of $3,843,000 decreased by $384,000 over the same six month period last year.  Gross margin as a percentage of net sales decreased by 5.8% to 40.7% in the first half of fiscal 2011 as compared to 46.5% in the first half of fiscal 2010.  Operating expenses increased $453,000 in the first half of fiscal 2011 due to an increase of $305,000 in product development expenses and an increase of $148,000 in selling, general and administrative expenses.  Orders decreased 9% in the first half of fiscal 2011 to $6,689,000 from $7,383,000 for the same period last year.
Non-GAAP net loss, which excludes the after-tax effect of share based compensation, for the three month period ended September 25, 2010 would have been $36,000 lower or $42,000.  Non-GAAP basic and diluted loss per share would have been $0.01 compared to a loss of $0.02 as reported.  For the same period last year, the Company’s non-GAAP net income would have been $44,000 higher or $417,000.  Non-GAAP basic and diluted earnings per share would have been $0.09 compared to $0.08 as reported.
Non-GAAP net income, which excludes the after-tax effect of share based compensation, for the six month period ended September 25, 2010 would have been $82,000 higher or $13,629,000.  Non-GAAP basic earnings per share would have been $2.78 compared to $2.76 as reported.  Non-GAAP diluted earnings per share would have been $2.73 compared to $2.71 as reported. For the same period last year, the Company’s non-GAAP net income would have been $80,000 higher or $786,000.  Non-GAAP basic and diluted earnings per share would have been $0.17 compared to $0.15 as reported.
Backlog for the quarter ended September 25, 2010 was $5.7 million (approximately $4.5 million shippable within one year) as compared to $7.4 million (approximately $6.9 million shippable within one year) for the quarter ended September 26, 2009.
Cash and cash equivalents at September 25, 2010 were $3,529,000 compared to $3,235,000 as of June 26, 2010.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (866) 551-3680 domestically or (212) 401-6760 for international, and enter PIN Code 6697122#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of November 2, 2010 only.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.
This press release contains forward-looking statements concerning profitability, backlog, shipments and the likelihood of realizing certain tax benefits.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 27, 2010, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	September 25, 2010	March 27, 2010
Assets
Current assets
Cash and cash-equivalents	$3,529	$3,074
Trade accounts receivable, net of allowance
of $215 and $95, respectively	2,593	4,332
Inventories, net	5,574	5,803
Prepaid expenses and other current assets	319	383
Deferred income tax	2,046	-
Total current assets	14,061	13,592

Property and equipment, net	599	311
Deferred income tax - Long term	11,620	-
Other assets	16	16
Total assets	$26,296	$13,919

Liabilities and shareholders' equity
Current liabilities
Accounts payable	817	881
Accrued commission	189	227
Accrued payroll and benefits	419	698
Accrued warranty	126	139
Deferred revenue	1,497	2,682
Deferred rent	144	-
Capital lease obligation	93	57
Other current liabilities	120	225
Total current liabilities	3,405	4,909
Long term obligations - Deferred rent	155	31
Long term obligations - Capital lease	66	36
Total liabilities	3,626	4,976
Commitments
Shareholders' equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding
at September 25, 2010 and March 27, 2010	-	-
Common stock of no par value;
Authorized 40,000,000 shares; 4,915,152 shares at September 25, 2010
and 4,891,394 shares at March 27, 2010 issued and outstanding	14,159	13,979
Retained earnings (accumulated deficit)	8,511	(5,036)
Total shareholders' equity	22,670	8,943
Total liabilities and shareholders' equity	$26,296	$13,919

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Six Months Ended
	September 25,	September 26,	September 25,	September 26,
(In thousands except per-share data)	2010	2009	2010	2009
Net sales	$4,749	$4,623	$9,450	$9,092
Cost of sales	2,839	2,510	5,607	4,865
Gross profit	1,910	2,113	3,843	4,227

Engineering	564	363	1,049	744
Selling, general and administrative	1,522	1,371	2,913	2,765
Total operating expenses	2,086	1,734	3,962	3,509

Operating (loss) income	(176)	379	(119)	718

Other expense, net	-	-	-	(1)
Interest income (expense), net	1	(6)	-	(9)
(Loss) income before income taxes	(175)	373	(119)	708
(Benefit) provision for income taxes	(97)	-	(13,666)	2
Net (loss) income	$(78)	$373	$13,547	$706

(Loss) earnings per share - basic	$(0.02)	$0.08	$2.76	$0.15
(Loss) earnings per share - diluted	$(0.02)	$0.08	$2.71	$0.15

Shares used in per share calculation:
Basic	4,913	4,828	4,907	4,826
Diluted	4,913	4,844	5,002	4,829